UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	June 21, 2005

Aetna Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	1-16095	23-2229683
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

151 Farmington Avenue, Hartford, CT		06156
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		(860) 273-0123

Former name or former address, if changed since last report:		Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7 – Regulation FD

Item 7.01 Regulation FD Disclosure.

As the Company indicated in its Form 8-K filing on June 15, 2005, in meetings being held, from time to time, in the second half of June, 2005 with investors and analysts, members of senior management of the Company are in the process of providing detail regarding the Company’s June 2005 Medicare filings. Detail regarding filings for Medicare include:

1.	The Company filed 204 Medicare Part D plans, covering all 34 regions. The Company also filed 124 individual Medicare Advantage HMO and PPO plans in 13 states and the District of Columbia, and made two regional PPO filings;

2.	Management’s expectations of the full range of potential Part D membership for 2006 for the Company that could be achieved if the Company were successful in each of the geographies in which it has filed (a low of 400,000 to a high of 1.4 million members). Actual membership will depend on many factors, including a successful award of contracts through the bid review process by the Centers for Medicare and Medicaid Services, the Company’s ability to attract membership if contracts are awarded, and the number of competitors who are awarded contracts;

3.	Management’s belief that the potential pre-tax operating margin from Part D membership, if it were achieved, could be in the range of approximately 4% to 6%, although actual revenue and margins would depend on many factors, including changes to the Medicare program and the administrative costs associated with awarded contracts.

There is a high degree of uncertainty regarding the factors affecting these expectations, and actual results could differ materially from current expectations.

ADDITIONAL INFORMATION; CAUTIONARY STATEMENT – The projections contained herein are forward looking. Forward-looking information is based on management’s estimates, assumptions and projections, and is subject to significant uncertainties and other factors, many of which are beyond Aetna’s control. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management. Those risk factors include, but are not limited to: unanticipated increases in medical costs (including increased medical utilization, increased pharmacy costs, increases resulting from unfavorable changes in contracting or re-contracting with providers, changes in membership mix to lower-premium or higher-cost products or membership-adverse selection; as well as changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates, and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends); decreases in membership or failure to achieve desired membership growth due to significant competition or other factors; increases in medical costs or Group Insurance claims resulting from any acts of terrorism or otherwise; the ability to reduce administrative expenses while maintaining targeted levels of service and operating performance, and to improve relations with providers while taking actions to reduce medical costs; the ability to successfully implement Aetna’s operating model to a projected growing membership base and to successfully implement multiple strategic and operational initiatives simultaneously; lower levels of investment income from continued low interest rates; adverse government regulation (including legislative proposals eliminating or reducing ERISA pre-emption of state laws that would increase potential litigation exposure, and other proposals, such as patients’ rights legislation, that would increase potential litigation exposure or mandate coverage of certain health benefits); adverse pricing actions by government payors; changes in size, product mix and medical cost experience of membership in key markets; our ability to integrate, simplify, and enhance our existing information technology system and platform to keep pace with changing customer and regulatory needs; and the outcome of various litigation and regulatory matters, including litigation and ongoing reviews of business practices by various regulatory authorities (including the current industry wide investigation into insurance brokerage practices concerning broker compensation arrangements, bid quoting practices and potential antitrust violations being conducted by the New York Attorney General, the Connecticut Attorney General, and others, and for which the Company has received and may receive subpoenas, and may be subject to related litigation). For more discussion of important risk factors that may materially affect Aetna, please see the risk factors contained in Aetna’s 2004 Annual Report on Form 10-K, on file with the Securities and Exchange Commission. You also should read Aetna’s 2004 Annual Report on Form 10-K and Aetna’s 2005 first quarter report on Form 10-Q filed with the Securities and Exchange Commission for a discussion of Aetna’s historical results of operations and financial condition.

All of the information furnished in this report shall not be deemed to be “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, and shall not be incorporated by reference in any filing under the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AETNA INC.

Date: June 21, 2005	By:	/s/ Ronald M. Olejniczak

Name: Ronald M. Olejniczak
Title: Vice President and Controller